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C. Edward Jordan, Jr.                                   David Flaherty
Executive Vice President                                Vice President

                                 (856) 751-9000


                        COMMERCE BANCORP ISSUES STATEMENT
                        ---------------------------------

         May 11, 2005 Cherry Hill, New Jersey - Commerce Bancorp, Inc. (NYSE
Symbol: CBH) issued the following statement:

         On May 9, 2005, a federal court jury returned a mixed verdict on nine criminal charges against two officers of the Company's subsidiary, Commerce Bank, PA, Glenn K. Holck and Stephen M. Umbrell.

         The jury reached no verdict on three charges concerning mortgage loans to the former Philadelphia Treasurer. It reached a not guilty verdict on three other charges, but reached a guilty verdict on the remaining three charges.

         We are saddened about the result, and our thoughts are with our colleagues.

         They have indicated that they intend to appeal.

         As reported previously, Commerce has been cooperating with the U.S. Attorney, the SEC, and the NASD on investigations on related topics. There are no new developments to report.

         We believe that these events will have no effect on our business model or expansion plans.

         Over the last several years, Commerce has also taken additional steps to reiterate our commitment to an industry-leading "gold standard" policy on dealing with government officials, including:

     o    Terminating our Political Action Committees;
     o    Exiting the public finance negotiated bond underwriting business;
     o Strengthening our Risk Management, including a new Chief Counsel and Chief Risk Officer;
     o    Adopting stringent review of business with public officials; and
     o    Increased training and oversight.

Commerce Bancorp, Inc. is a $32 billion multi-bank holding company headquartered in Cherry Hill, New Jersey with 319 banking offices serving New Jersey, Pennsylvania, Delaware, and New York, and augmented by Commerce Insurance Services, Inc. and Commerce Capital Markets, Inc.